EXHIBIT 99.1

Citizens Community Bancorp, Inc. Earnings Increase 38% YOY for Second Quarter Fiscal 2017 Earnings Increase 23% YOY for First Six Months of Fiscal 2017

EAU CLAIRE, WI, May 1, 2017 - Citizens Community Bancorp, Inc. (the "Company") (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank”), today reported GAAP earnings increased 38% to $934,000, or $0.17 per diluted share, in its fiscal second quarter of 2017, ended March 31, 2017, compared to GAAP earnings of $675,000, or $0.13 per diluted share, for the second fiscal quarter one year ago. GAAP earnings remained relatively flat from $940,000, or $0.18 per diluted share, for the preceding quarter. For the first six months of fiscal 2017, the Company reported earnings increased 23% to $1.9 million, or $0.35 per diluted share, from $1.5 million, or $0.29 per diluted share, in the first six months of fiscal 2016.
Excluding merger expenses related to the recently announced Agreement and Plan of Merger (the "Merger Agreement") with Wells Financial Corp. ("Wells") (OTCQB:"WEFP"), and costs for closing four branches last November, core earnings (non-GAAP) increased 13% to $933,000, or $0.17 per core diluted share (non-GAAP)for Q2 fiscal 2017, compared to $825,000, or $0.15 per core diluted share (non-GAAP), a year ago and declined 31% from $1.3 million, or $0.26 per core diluted share in the preceding quarter. For the first six months of fiscal 2017, core earnings (non-GAAP) were $2.3 million, or $0.43 per core diluted share, up from $1.7 million, or $0.32 per core diluted share, in the first six months one year ago.
Core earnings is a non-GAAP measure that we believe provides additional understanding of the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of GAAP Earnings and Core Earnings (non-GAAP)".
“We achieved record earnings for the first six months of fiscal 2017, fueled by 15% year-over-year growth in loans and a 12% increase in deposits, primarily as a result of the Community Bank of Northern Wisconsin ("CBN") acquisition,” said Stephen Bianchi, President and Chief Executive Officer. “As we continue to focus on strategically expanding our franchise through acquisitions, we are simultaneously building our commercial lending business and service capabilities to replace the transactional indirect paper and on balance sheet one to four family loan portfolios which have been declining. Gain on sale from mortgages decreased as home purchases slowed seasonally and refinancing activity decreased after rates rose following the election. We were also internally focused on upgrading our mortgage lending system to support future originations. Agricultural lending grew through acquired loans from our recent acquisition by 133%, but organic demand was muted due to weak commodity prices and tight margins for operators."
Second Quarter Fiscal 2017 Financial Highlights: (at or for the periods ended March 31, 2017, compared to March 31, 2016 and /or December 31, 2016.)

•
GAAP earnings were $934,000, or $0.17 per diluted share, for Q2 fiscal 2017 compared to $940,000, or $0.18 per diluted share, for Q1 fiscal 2017, and $675,000, or $0.13 per diluted share, for Q2 fiscal 2016. For the first fiscal half of 2017, GAAP earnings increased 23% to $1.9 million, or $0.35 per diluted share, from $1.5 million, or $0.29 per diluted share, for the first six months of fiscal 2016.

•
Core earnings (non-GAAP) grew 13% to $933,000 for Q2 fiscal 2017, compared to $825,000 for the quarter ended March 31, 2016, and increased 33% from $1.7 million for the first six months of fiscal 2016 to $2.3 million for the first six months of fiscal 2017. Core earnings (non-GAAP) primarily reflect adjustments related to merger-related costs of the CBN acquisition on May 16, 2016 and branch closure costs of three branch closures in fiscal 2016. Core earnings (non-GAAP) adjustments in fiscal 2017 relate primarily to preliminary merger-related costs of the Wells acquisition as well as the costs associated with the closing of four branches as part of the planned exit from the Eastern Wisconsin market.

•
On March 17, 2017, the Company and Wells entered into the Merger Agreement valued at approximately $39.8 million. Under the Merger Agreement, Wells will merge with and into the Company with the Company surviving the merger. The transaction is expected to strengthen the presence and capacity of the Company in Southern Minnesota, provide stable, low cost funding to support loan growth, and create operating efficiencies in the combined franchise.

•
In addition to the four supermarket branches closed in November, 2016, the Company plans to close two branch offices in Lake Orion, Michigan and Ridgeland, WI, as previously announced, at the end of June 2017 to streamline operating efficiencies.

•
In the second quarter of fiscal 2017, the net interest margin (NIM) was 3.31% up from 3.28% a year ago. For the first six months of fiscal 2017, the NIM was 3.34%, compared to 3.25% for the first six months of fiscal 2016.

•
Total assets increased 11% to $668.5 million at March 31, 2017, from $601.8 million at March 31, 2016, primarily due to contributions of $111.7 million in loans from the acquisition of CBN in May 2016. Total assets declined 3% from $686.4 million at December 31, 2016 and 3.9% from $695.9 million at September 30, 2016.

•
Net loans grew 15% to $529.0 million at March 31, 2017, compared to $460.2 million at March 31, 2016, and declined by 3% from $543.0 million, on a linked quarter basis, reflecting seasonality of our loan portfolio and the new strategic lending focus. Net loans declined 6.9% at March 31, 2017 from $568.4 million at September 30, 2016.

•
Total deposits increased 12% to $530.9 million at March 31, 2017, from $473.8 million at March 31, 2016. Deposits declined 1% at March 31, 2017, from $535.1 million at December 31, 2016 and declined 4.8% from $557.7 million at September 30, 2016.

•
The allowance for loan and lease losses as a percentage of total loans was 1.09% at March 31, 2017, compared to 1.35% one year earlier, and 1.06% at September 30, 2016. The decrease, year over year, is primarily due to additional loan balances from the CBN acquisition without a corresponding allowance for loan losses in accordance with accounting for business combinations.

•
Asset quality improved during the quarter with nonperforming assets to total assets at 1.05% at March 31, 2017, compared to 1.08% in the preceding quarter. Asset quality declined from one year ago with nonperforming assets to total assets at 0.38%. This increase was mainly due to the deterioration of two larger, acquired agricultural real estate loans.

•	Bank capital ratios exceeded regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2017:

	Citizens Community Federal N.A.	To Be Well Capitalized Under Prompt Corrective Action Provisions
Total capital (to risk weighted assets)	14.8%	10.0%
Tier 1 capital (to risk weighted assets)	13.6%	8.0%
Common equity tier 1 capital (to risk weighted assets)	13.6%	6.5%
Tier 1 leverage ratio (to adjusted total assets)	9.8%	5.0%

•	Tangible book value was $11.19 per share at March 31, 2017, compared to $11.85 per share a year ago.

Balance Sheet and Asset Quality Review

Total assets grew 11% to $668.5 million at March 31, 2017, compared to $601.8 million at March 31, 2016, and declined 3% from $686.4 million at December 31, 2016. The increase in total assets from a year ago, primarily reflects higher loans outstanding primarily due to the CBN acquisition, while the decline in total assets on a linked quarter basis, is mainly due to the decision made to discontinue indirect lending and reduced emphasis on one to four family residential portfolio loans.

Total net loans grew 15% to $529.0 million at March 31, 2017, from $460.2 million at March 31, 2016, and decreased 3% from $543.0 million at December 31, 2016. The increase in loans year-over-year was primarily due to the CBN acquisition, which included $111.7 million of net loans. The decline in the loan balances from the immediate prior quarter was primarily due to decreased levels of one to four family loans and a decreased investment in indirect consumer loans. At the same time, commercial and agricultural loan balances increased over the past quarter reflecting increased emphasis on internally underwritten loans. Since September 30, 2016, commercial and agricultural loan balances have increased $12.5 million from $198.5 million at September 30, 2016 to $211.0 million at March 31, 2017.

At March 31, 2017, commercial and agricultural real estate and non-real estate loans totaled 39.4% of the total loan portfolio. One to four family residential real estate loans represented 31.1% of the total loan portfolio, while consumer related non-real estate loans totaled 29.5% of the total loan portfolio - down from 31.7% in the preceding quarter.

Total deposits grew 12% to $530.9 million at March 31, 2017, compared to $473.8 million at March 31, 2016, and declined slightly from $535.1 million at December 31, 2016. Non-interest bearing demand deposits represented 9% of total deposits; interest bearing demand deposits and savings, each accounted for 10% of the deposit mix, and money market accounts represented 23% of total deposits at March 31, 2017. At March 31, 2016, non-interest bearing and interest bearing demand deposits each represented 6% of total deposits; savings deposits accounted for 7% of the deposit mix, and money market accounts represented 28% of total deposits The change in composition of deposits from one year ago, reflects a combination of deposit run-off related to the announced closure of the four Eastern Wisconsin branches, as well as previous branch closures, and an increase in commercial deposit accounts from the CBN acquisition.

Federal Home Loan Bank ("FHLB") advances and other borrowings totaled $61.5 million at March 31, 2016, compared to $71.5 million at March 31, 2017. To facilitate the purchase of CBN in May 2016, the Company obtained an adjustable-rate, $11.0 million loan with a maturity date of May 15, 2021. In March 2017, the Bank prepaid $9.8 million in FHLB borrowings with an average rate of 2.10% and average remaining maturity of 13.17 months. The prepayment fee totaled $104,000 and is included in other non-interest expense for the current three and six months ended, March 31, 2017. The Bank replaced these FHLB borrowings with shorter term borrowings maturing in one month at 0.75%. The weighted average remaining term of the borrowings at March 31, 2017 was 2.59 months compared to 8.32 months at September 30, 2016.

Nonperforming assets (“NPAs”) totaled $7.0 million, or 1.05% of total assets, at March 31, 2017, compared to $7.4 million, or 1.08% of total assets, three months earlier, and $2.3 million, or 0.38% of total assets, at March 31, 2016. The increase in NPAs at March 31, 2017, was primarily due to the deterioration of two larger, acquired agricultural loans as reported three months earlier.

The allowance for loan and lease losses at March 31, 2017, totaled $5.8 million and represented 1.09% of total loans, compared to $6.3 million and 1.35% of total loans at March 31, 2016. Net charge off loans totaled $82,000 and represented 0.06% of average loans on an annualized basis, at March 31, 2017. One year earlier, net charge offs totaled $138,000 and represented 0.12% of average loans on an annualized basis.

Tangible common stockholders' equity was 8.89% of tangible assets at March 31, 2017, compared to 8.55% at September 30, 2016. Tangible book value per common share was $11.19 at March 31, 2017 compared to $11.22 at September 30, 2016.

Capital ratios for the Bank continued to remain well above regulatory requirements with Tier 1 capital to risk weighted assets of 13.6% at March 31, 2017, up from 12.9% at September 30, 2016. Tier 1 leverage capital to adjusted total assets improved to 9.8% at March 31, 2017 compared to 9.3% at September 30, 2016. These regulatory ratios were higher than the required minimum levels of 6.00% for Tier 1 capital to risk weighted assets and 4.00% for Tier 1 leverage capital to adjusted total assets.

Review of Operations
Primarily due to growth in the loan portfolio, net interest income increased 13% to $5.2 million for the second quarter of fiscal 2017, compared to $4.6 million for the second quarter of fiscal 2016. Net interest income declined 6% from $5.6 million on a linked quarter basis mainly due to a reduction in the loan portfolio. For the first six months of fiscal 2017, net interest income grew 17% to $10.8 million, compared to $9.2 million for the first six months of fiscal 2016.
The net interest margin (“NIM”) was 3.31% for the fiscal second quarter of 2017, compared to 3.28% for the same quarter one year earlier, and 3.36% for the preceding quarter ended December 31, 2016. For the first six months of fiscal 2017, the NIM expanded 9 basis points to 3.34% compared to 3.25% for the first six months of fiscal 2016. The year-over-year higher quarterly margin was primarily due to higher earning asset yields.
No provision for loan losses was recorded during the first six months of fiscal 2017. “We haven’t taken any provision for loan losses since the first quarter of fiscal 2016,” said Mark Oldenberg, EVP and Chief Financial Officer. “The balance of the allowance for loan and lease losses was $5.8 million, or 1.09% of our loan portfolio at March 31, 2017.”
Net charge offs were $82,000 for the second quarter of fiscal 2017, compared to $138,000 a year ago and $151,000 for the first quarter of fiscal 2017. Allowance for loan and lease losses totaled 1.09%, at March 31, 2017, compared to 1.35% at March 31, 2016 and 1.08%, at December 31, 2016.

Noninterest income increased $394,000 to $1.2 million for the second quarter of fiscal 2017, compared to $810,000 one year ago, and declined from $1.3 million for the immediate prior quarter. For the first six months of fiscal 2017, noninterest income increased 43% to $2.5 million, compared to $1.8 million for the first six months of fiscal 2016, mainly due to gains on payoffs from purchased credit impaired loans in the amount of $206,000 during the first fiscal quarter of 2017, an increase in secondary market fee income generated from customer mortgage activity due to advantages over the ARM loan portfolio mortgage offerings and an increase in commercial loan origination and servicing fee income. Settlement proceeds increased $283,000 in the current three month period ended March 31, 2017. "In March 2017, the Bank received litigation settlement proceeds from a JP Morgan Residential Mortgage Backed Security (RMBS) claim in the amount of $283,000. This JP Morgan RMBS was previously owned by the Bank and sold in 2011," said Oldenberg.

Total noninterest expense was $5.0 million in the second quarter of fiscal 2017 compared to $4.4 million for the quarter ended March 31, 2016. The increase in expenses for the current quarter was primarily related to salaries and related benefits cost increases due to the addition of new employees related to the CBN acquisition and professional services related to the Wells acquisition. The FHLB borrowings prepayment fee totaled $104,000 and is included in other non-interest expense for the current three and six months ended, March 31, 2017. For the first six months of fiscal 2017, noninterest expense increased to $10.5 million compared to $8.5 million for the first six months of fiscal 2016. In addition to the increased costs mentioned above, occupancy expense increased during the first fiscal quarter of 2017, primarily due to rent termination costs related to the four branch closures in Eastern Wisconsin.

These financial results are preliminary until the Form 10-Q is filed in May 2017.

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 16 branch locations. Subsequent to the branch closures in June 2017, the Company will operate through 14 branch locations.The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of any applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information About The Proposed Transaction and Where To Find It

Investors are urged to read the Merger Agreement for a more complete understanding of the terms of the transactions discussed herein.

This release does not constitute a solicitation of any vote or approval. In connection with the merger, the Company will be filing with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 and other relevant documents. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 TO BE FILED BY THE COMPANY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Registration Statement, including the proxy statement/prospectus, and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Documents filed by the Company with the SEC, including the registration statement, may also be obtained free of charge from the Company’s website http://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=4091023 by clicking the “SEC Filings” heading, or by directing a request to the Company’s CEO, Stephen Bianchi at sbianchi@ccf.us.
The directors, executive officers and certain other members of management and employees of Wells may be deemed to be “participants” in the solicitation of proxies for stockholder approval. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholder approval will be set forth in the proxy statement/prospectus and the other relevant documents to be filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of Citizens Community Federal N.A. (“CCFBank”). These uncertainties include the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the combined company’s ability to achieve the synergies and value creation contemplated by the proposed transaction; management’s ability to promptly and effectively integrate the businesses of the two companies; the diversion of management time on transaction-related issues; the effects of governmental regulation of the financial services industry; industry consolidation; technological developments and major world news events; general economic conditions, in particular, relating to consumer demand for CCFBank’s products and services; CCFBank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; CCFBank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit CCFBank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing CCFBank; CCFBank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting CCFBank; fluctuation of the Company’s stock price; CCFBank's ability to attract and retain key personnel; CCFBank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2016 filed with the Securities and Exchange Commission on December 29, 2016. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, which management believes may be helpful in understanding the Company's results of operations or financial position and comparing results over different periods. Non-GAAP measures eliminates the impact of certain one-time expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2017	December 31, 2016	September 30, 2016	March 31, 2016 (As Restated)
Assets
Cash and cash equivalents	$19,850	$20,444	$10,046	$22,012
Other interest bearing deposits	745	745	745	2,992
Securities available for sale "AFS"	79,369	81,136	80,123	86,114
Securities held to maturity "HTM"	5,984	6,235	6,669	7,427
Non-marketable equity securities, at cost	4,412	5,365	5,034	4,626
Loans receivable	534,808	548,904	574,439	466,492
Allowance for loan losses	(5,835)	(5,917)	(6,068)	(6,303)
Loans receivable, net	528,973	542,987	568,371	460,189
Office properties and equipment, net	5,163	5,166	5,338	2,834
Accrued interest receivable	1,982	2,073	2,032	1,725
Intangible assets	791	829	872	341
Goodwill	4,663	4,663	4,663	435
Foreclosed and repossessed assets, net	692	784	776	832
Other assets	15,829	15,987	11,196	12,273
TOTAL ASSETS	$668,453	$686,414	$695,865	$601,800
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$530,929	$535,112	$557,677	$473,833
Federal Home Loan Bank advances	60,491	73,491	59,291	61,474
Other borrowings	11,000	11,000	11,000	—
Other liabilities	1,653	2,985	3,353	3,542
Total liabilities	604,073	622,588	631,321	538,849
Stockholders’ equity:
Common stock—$0.01 par value authorized 30,000,000; 5,266,895, 5,261,170 and 5,260,098 shares issued and outstanding, respectively	53	53	53	52
Additional paid-in capital	55,032	54,983	54,963	54,825
Retained earnings	10,138	10,047	9,107	8,057
Unearned deferred compensation	(190)	(205)	(193)	(235)
Accumulated other comprehensive (loss) gain	(653)	(1,052)	614	252
Total stockholders’ equity	64,380	63,826	64,544	62,951
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$668,453	$686,414	$695,865	$601,800

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016 (As Restated)	March 31, 2017	March 31, 2016 (As Restated)
Interest and dividend income:
Interest and fees on loans	$6,072	$6,530	$5,301	$12,602	$10,551
Interest on investments	467	418	441	885	865
Total interest and dividend income	6,539	6,948	5,742	13,487	11,416
Interest expense:
Interest on deposits	1,050	1,119	951	2,169	1,907
Interest on FHLB borrowed funds	163	173	164	336	329
Interest on other borrowed funds	102	99	—	201	—
Total interest expense	1,315	1,391	1,115	2,706	2,236
Net interest income	5,224	5,557	4,627	10,781	9,180
Provision for loan losses	—	—	—	—	75
Net interest income after provision for loan losses	5,224	5,557	4,627	10,781	9,105
Non-interest income:
Net gains on available for sale securities	—	29	4	29	4
Service charges on deposit accounts	342	398	331	740	754
Loan fees and service charges	294	603	263	897	584
Settlement proceeds	283	—	—	283	—
Other	285	283	212	568	418
Total non-interest income	1,204	1,313	810	2,517	1,760
Non-interest expense:
Salaries and related benefits	2,708	2,674	2,188	5,382	4,406
Occupancy	563	1,068	712	1,631	1,281
Office	312	281	262	593	514
Data processing	454	472	420	926	829
Amortization of core deposit intangible	38	43	21	81	35
Advertising, marketing and public relations	105	63	145	168	282
FDIC premium assessment	69	83	84	152	169
Professional services	435	401	284	836	456
Other	351	378	294	729	553
Total non-interest expense	5,035	5,463	4,410	10,498	8,525
Income before provision for income taxes	1,393	1,407	1,027	2,800	2,340
(Provision) benefit for income taxes	(459)	(467)	(352)	926	818
Net income attributable to common stockholders	$934	$940	$675	$1,874	$1,522
Per share information:
Basic earnings	$0.18	$0.18	$0.13	$0.36	$0.29
Diluted earnings	$0.17	$0.18	$0.13	$0.35	$0.29
Cash dividends paid	$0.16	$—	$0.12	$0.16	$0.12
Book value per share at end of period	$12.22	$12.13	$12.00	$12.22	$12.00
Tangible book value per share at end of period	$11.19	$11.09	$11.85	$11.19	$11.85

Reconciliation of GAAP Earnings and Core Earnings (non-GAAP):

				Six Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016 (As Restated)	March 31, 2017	March 31, 2016 (As Restated)
	(Dollars in Thousands, except share data)
GAAP earnings before income taxes	$1,393	$1,407	$1,027	$2,800	$2,340
Merger related costs (1)	196	—	35	196	35
Branch closure costs (2)	4	633	187	637	225
Settlement proceeds (3)	(283)	—	—	(283)	—
Prepayment fee (4)	104	—	—	104	—
Core earnings before income taxes (5)	1,414	2,040	1,249	3,454	2,600
Provision for income tax on core earnings at 34%	481	694	424	1,175	884
Core earnings after income taxes (5)	$933	$1,346	$825	$2,279	$1,716
GAAP diluted earnings per share, net of tax	$0.17	$0.18	$0.13	$0.35	$0.29
Merger related costs, net of tax	0.02	—	—	0.02	—
Branch closure costs, net of tax	—	0.08	0.02	0.08	0.03
Settlement proceeds	$(0.03)	$—	$—	$(0.03)	$—
Prepayment fee	$0.01	$—	$—	$0.01	$—
Core diluted earnings per share, net of tax	$0.17	$0.26	$0.15	$0.43	$0.32

Average diluted shares outstanding	5,306,463	5,293,700	5,263,246	5,299,595	5,259,806

(1) Costs incurred are included as data processing, advertising, marketing and public relations, professional fees and other non-interest expense in the consolidated statement of operations.
(2) Branch closure costs include severance pay recorded in salaries and other benefits, accelerated depreciation expense and lease termination fees included in occupancy and other non-interest expense in the consolidated statement of operations.
(3) Settlement proceeds includes litigation income from a JP Morgan Residential Mortgage Backed Security (RMBS) claim. This JP Morgan RMBS was previously owned by the Bank and sold in 2011.
(4) The prepayment fee, includes the cost to restructure our FHLB borrowings and is included in other non-interest expense in the consolidated statement of operations.
(5) Core earnings is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities.

Non-performing Assets:

	March 31, 2017 and Three Months Ended	December 31, 2016 and Three Months Ended	September 30, 2016 and Twelve Months Ended	March 31, 2016 and Three Months Ended
Nonperforming assets:
Nonaccrual loans	5,767	$5,750	$3,191	$1,192
Accruing loans past due 90 days or more	576	894	380	287
Total nonperforming loans (“NPLs”) (1)	6,343	6,644	3,571	1,479
Other real estate owned (1)	647	655	725	739
Other collateral owned	45	129	52	93
Total nonperforming assets (“NPAs”) (1)	$7,035	$7,428	$4,348	$2,311
Troubled Debt Restructurings (“TDRs”) - Originated Loans	$3,471	$3,529	$3,733	$3,889
Nonaccrual TDRs - Originated Loans	$404	$410	$515	$420
Average outstanding loan balance	$554,624	$561,672	$512,475	$445,687
Loans, end of period	534,808	548,904	574,439	466,492
Total assets, end of period	668,453	686,414	695,865	601,800
ALL, at beginning of period	5,917	6,068	6,496	6,441
Loans charged off:
Residential real estate	(67)	(43)	(140)	(14)
Commercial/agriculture real estate	—	—	—	—
Consumer non-real estate	(67)	(172)	(460)	(170)
Commercial agriculture non-real estate	(2)	—	(118)
Total loans charged off	(136)	(215)	(718)	(184)
Recoveries of loans previously charged off:
Residential real estate	1	3	11	2
Commercial/agriculture real estate	—	—	—	—
Consumer non-real estate	52	61	204	44
Commercial agriculture non-real estate	1	—	—	—
Total recoveries of loans previously charged off:	54	64	215	46
Net loans charged off (“NCOs”)	(82)	(151)	(503)	(138)
Additions to ALL via provision for loan losses charged to operations	—	—	75	—
ALL, at end of period	$5,835	$5,917	$6,068	$6,303
Ratios:
ALL to NCOs (annualized)	1,778.96%	979.64%	1,206.36%	1,141.85%
NCOs (annualized) to average loans	0.06%	0.11%	0.10%	0.12%
ALL to total loans	1.09%	1.08%	1.06%	1.35%
NPLs to total loans	1.19%	1.21%	0.62%	0.32%
NPAs to total assets	1.05%	1.08%	0.62%	0.38%

(1) Total Nonperforming assets increased due to the CBN acquisition in Fiscal 2016. Acquired nonperforming loans were $4,322, $5,090 and $1,778 at March 31, 2017, December 31, 2016 and September 30, 2016, respectively. Acquired real estate owned property balances were $160, $143 and $212 at March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

Troubled Debt Restructurings:

	March 31, 2017		December 31, 2016		September 30, 2016		March 31, 2016
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings:
Residential real estate	29	$3,110	30	$3,214	32	$3,413	33	$3,477
Commercial/Agricultural real estate	—	—	—	—	—	—	—	—
Consumer non-real estate	23	318	22	315	21	320	28	412
Commercial/Agricultural non-real estate	1	43	—	—	—	—	—	—
Total loans	53	$3,471	52	$3,529	53	$3,733	61	$3,889

Loan Composition:

	March 31, 2017	December 31, 2016	September 30, 2016
Originated Loans:
Residential real estate:
One to four family	$143,859	$151,180	$160,961
Commercial/Agricultural real estate:
Commercial real estate	75,510	62,724	58,768
Agricultural real estate	6,817	4,803	3,418
Multi-family real estate	17,538	15,550	18,935
Construction and land development	13,166	12,812	12,977
Consumer non-real estate:
Originated indirect paper	103,021	111,507	119,073
Purchased indirect paper	38,201	44,006	49,221
Other Consumer	16,035	17,851	18,926
Commercial/Agricultural non-real estate:
Commercial non-real estate	20,236	20,803	17,969
Agricultural non-real estate	10,727	9,621	9,994
Total originated loans	$445,110	$450,857	$470,242
Acquired Loans:
Residential real estate:
One to four family	$22,299	$24,884	$26,777
Commercial/Agricultural real estate:
Commercial real estate	27,243	28,444	30,172
Agricultural real estate	21,325	24,133	24,780
Multi-family real estate	—	—	200
Construction and land development	2,248	2,710	3,603
Consumer non-real estate:
Other Consumer	501	604	789
Commercial/Agricultural non-real estate:
Commercial non-real estate	11,930	12,650	13,032
Agricultural non-real estate	4,221	4,466	4,653
Total acquired loans	$89,767	$97,891	$104,006
Total Loans:
Residential real estate:
One to four family	$166,158	$176,064	$187,738
Commercial/Agricultural real estate:
Commercial real estate	102,753	91,168	88,940
Agricultural real estate	28,142	28,936	28,198
Multi-family real estate	17,538	15,550	19,135
Construction and land development	15,414	15,522	16,580
Consumer non-real estate:
Originated indirect paper	103,021	111,507	119,073
Purchased indirect paper	38,201	44,006	49,221
Other Consumer	16,536	18,455	19,715
Commercial/Agricultural non-real estate:
Commercial non-real estate	32,166	33,453	31,001
Agricultural non-real estate	14,948	14,087	14,647
Gross loans	$534,877	$548,748	$574,248
Net deferred loan costs (fees)	(69)	156	$191
Total loans receivable	$534,808	$548,904	$574,439

Deposit Composition:

	March 31, 2017	December 31, 2016	September 30, 2016
Non-interest bearing demand deposits	45,661	$47,463	45,408
Interest bearing demand deposits	53,848	50,779	48,934
Savings accounts	53,865	51,826	52,153
Money market accounts	122,080	125,923	137,234
Certificate accounts	255,475	259,121	273,948
Total deposits	530,929	$535,112	557,677

Average balances, Interest Yields and Rates:

	Three months ended March 31, 2017			Three months ended December 31, 2016			Three months ended March 31, 2016
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$17,695	$29	0.66%	$10,238	$12	0.47%	$13,212	$18	0.55%
Loans receivable	539,276	6,072	4.57%	561,519	6,530	4.61%	459,465	5,301	4.64%
Interest bearing deposits	745	4	2.18%	745	3	1.60%	3,117	16	2.06%
Investment securities (1)	86,494	451	2.11%	86,617	430	1.97%	94,617	429	1.82%
Non-marketable equity securities, at cost	4,874	55	4.58%	5,200	45	3.43%	4,626	44	3.83%
Total interest earning assets	$649,084	$6,611	4.13%	$664,319	$7,020	4.19%	$575,037	$5,808	4.06%
Average interest bearing liabilities:
Savings accounts	$45,199	$16	0.14%	$43,743	$17	0.15%	$28,308	$7	0.10%
Demand deposits	52,647	61	0.47%	48,989	74	0.60%	26,625	46	0.69%
Money market accounts	124,389	127	0.41%	130,057	134	0.41%	138,248	141	0.41%
CD’s	234,842	771	1.33%	245,646	814	1.31%	222,176	689	1.25%
IRA’s	27,777	75	1.10%	29,000	80	1.09%	23,221	68	1.18%
Total deposits	$484,854	$1,050	0.88%	$497,435	$1,119	0.89%	$438,578	$951	0.87%
FHLB advances and other borrowings	80,391	264	1.33%	78,841	273	1.37%	61,453	164	1.07%
Total interest bearing liabilities	$565,245	$1,314	0.94%	$576,276	$1,392	0.96%	$500,031	$1,115	0.90%
Net interest income		$5,297			$5,628			$4,693
Interest rate spread			3.19%			3.23%			3.16%
Net interest margin			3.31%			3.36%			3.28%
Average interest earning assets to average interest bearing liabilities			1.15			1.15			1.15

(1) For the 3 months ended March 31, 2017, December 31, 2016 and March 31, 2016, the average balance of the tax exempt investment securities, included in investment securities, were $31,445, $31,986 and $28,565 respectively. The interest income on tax exempt securities is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

	Six months ended March 31, 2017			Six months ended March 31, 2016
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$13,724	$41	0.60%	$17,188	$33	0.38%
Loans receivable	550,611	12,602	4.59%	455,921	10,551	4.63%
Interest bearing deposits	745	7	1.88%	3,063	33	2.15%
Investment securities (1)	86,439	881	2.04%	91,334	853	1.87%
Non-marketable equity securities, at cost	4,990	100	4.02%	4,626	72	3.11%
Total interest earning assets	$656,509	$13,631	4.16%	$572,132	$11,542	4.03%
Average interest bearing liabilities:
Savings accounts	$44,559	$33	0.15%	$27,787	$15	0.11%
Demand deposits	50,824	135	0.53%	25,324	90	0.71%
Money market accounts	127,408	261	0.41%	141,263	295	0.42%
CD’s	240,433	1,585	1.32%	221,064	1,372	1.24%
IRA’s	28,419	155	1.09%	22,925	135	1.18%
Total deposits	$491,643	$2,169	0.88%	$438,363	$1,907	0.87%
FHLB advances and other borrowings	78,920	537	1.36%	60,355	329	1.09%
Total interest bearing liabilities	$570,563	$2,706	0.95%	$498,718	$2,236	0.90%
Net interest income		$10,925			$9,306
Interest rate spread			3.21%			3.13%
Net interest margin			3.34%			3.25%
Average interest earning assets to average interest bearing liabilities			1.15			1.15

(1) For the 6 months ended March 31, 2017 and March 31, 2016, the average balance of the tax exempt investment securities, included in investment securities, were $31,738 and $27,455 respectively. The interest income on tax exempt securities is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

CITIZENS COMMUNITY FEDERAL N.A.
Selected Capital Composition Highlights (unaudited)

	March 31, 2017	December 31, 2016	September 30, 2016	To Be Well Capitalized Under Prompt Corrective Action Provisions
Total capital (to risk weighted assets)	14.8%	14.7%	14.1%	10.0%
Tier 1 capital (to risk weighted assets)	13.6%	13.5%	12.9%	8.0%
Common equity tier 1 capital (to risk weighted assets)	13.6%	13.5%	12.9%	6.5%
Tier 1 leverage ratio (to adjusted total assets)	9.8%	9.8%	9.3%	5.0%